Exhibit 10.1
SEPARATION, CONSULTING AND NON-COMPETITION AGREEMENT
     This SEPARATION, CONSULTING AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into on the 16th day of June, 2008, by and between GREAT WOLF RESORTS, INC., a Delaware corporation (the “Company”), and HERNAN MARTINEZ (the “Executive”).
RECITALS:
     WHEREAS, the Company and the Executive are parties to an Employment Agreement dated June 28, 2005 (the “Employment Agreement”); and
     WHEREAS, the Executive plans to tender his resignation as an officer and employee of the Company, and the Company plans to accept such resignation effective as of the date specified herein; and
     WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s termination of employment in this Agreement and completely resolve all matters arising out of the Executive’s employment with the Company or the termination of that employment, as well as all matters arising out of or related to the Employment Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Termination of the Employment Agreement; Resignation as an Officer and Termination of Employment. The Executive and the Company hereby agree that, effective July 15, 2008 (the “Separation Date”), the Employment Agreement shall be terminated, revoked and rescinded, and all rights and obligations either party has or may be entitled to under the Employment Agreement shall be null and void. The Executive and the Company agree further that the Executive’s status as an officer and employee of the Company shall terminate as of the Separation Date.
     2. Consulting Services and Ongoing Cooperation. After the Separation Date, the Executive agrees to use his reasonable efforts to assist, advise and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, subject to the Executive’s availability given his employment obligations, if any, at that time. The Executive will provide such assistance, advice and cooperation on an occasional basis without compensation in excess of that set forth in Section 4(a)(i) of this Agreement. Commencing on the Separation Date and continuing through December 31, 2008, or such earlier date on which the Executive delivers a notice stating that he is no longer available for consulting services (the “Services Termination Notice”), from time-to-time, upon written request from the Company (an “Additional Services Notice”), the Executive shall, if the Executive is available and is so willing, furnish such assistance, advice or cooperation on a continuing or regular basis (“Additional Services”) to the Company as is within the Executive’s reasonable capability and availability, up to and including fifty percent (50%) of his time during the Company’s normal business hours. Such assistance, advice and cooperation may include, but shall not be limited to the preparation for, or the conduct of, any litigation, investigation or proceeding involving matters or events which occurred during the Executive’s employment by the Company as to which the Executive’s knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding. The Executive shall cease providing Additional Services to the Company upon receipt of written notice (a “Cessation Notice”) from the Company that the Additional Services are no longer required. The Company shall pay or reimburse the Executive for his travel expenses reasonably incurred in the course of providing such Additional Services. The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such expenses were incurred. The Company acknowledges that the Executive may be unavailable to provide Additional Services for substantial periods from time to time, including during a four-week vacation planned for September, 2008, or may be unwilling to provide Additional Services from time to time or at all times after the Separation Date.
     3. Covenants by the Executive.
          a. Trade Secrets
          (i) General. The Executive agrees that the Executive will hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by the Company, any Trade Secret (as defined in Section 3(a)(ii)) of the Company or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company or its affiliates for so long as such information remains a Trade Secret.
          (ii) Trade Secret. The term “Trade Secret” for purposes of this Employment Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and its affiliates to maintain its secrecy.
          (iii) Additional Rights. This Section 3(a) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the

Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.
          b. Confidential Information.
          (i) General. The Executive during the Restricted Period (as defined in Section 3(c)) shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose to any person not authorized by the Company, any Confidential Information (as defined in Section 3(b)(ii)) of the Company or its affiliates that the Executive may have acquired (whether or not developed or compiled by the Executive and whether or not the Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of the Executive’s employment by the Company or its affiliates.
          (ii) Confidential Information. The term “Confidential Information” for purposes of this Agreement means any secret, confidential or proprietary information possessed by the Company or its affiliates relating to their businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or its affiliates.
          (iii) Additional Rights. This Section 3(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of confidential information.
          c. Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the one-year period following the Separation Date.
          d. Nonsolicitation of Customers or Employees.
          (i) Customers. During the Restricted Period, the Executive shall not, on the Executive’s own behalf or on behalf of any person, firm partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with the Company or its affiliates any customers of the Company or its affiliates with whom the Executive had contact, knowledge, or association at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period.
          (ii) Employees. During the Restricted Period, the Executive shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or its affiliates with whom the Executive had contact, knowledge of, or association at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment or business relationship with the Company or its or its affiliates and shall not assist any other person or entity in such a solicitation.
          e. Non-Compete. The Executive and the Company agree that (i) the Company is engaged in the family entertainment resort business featuring indoor waterparks, which shall be referred to as the “Business,” (ii) the Business can be conducted anywhere, (iii) the Business can be and is available to any person or entity with access to sufficient capital, (iv) the Business consequently has no geographic boundary or limitation, (v) the Executive is, and has been during the term of his employment with the Company, intimately involved in the Business wherever it operates, and (vi) this Section 3(e) is intended to provide fair and reasonable protection to the Company in light of the unique circumstances of the Business. The Executive therefore agrees that Executive shall not for the one (1) year period which starts on the Separation Date compete with the Company within fifty (50) miles of a location where the Company conducts its Business or is planning to conduct its Business; provided, however, the Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as the Executive is only a passive investor and is not actively involved in such company in any way.
          f. Reasonable and Continuing Obligations. The Executive agrees that the Executive’s obligations under this Section 3 are obligations which will continue beyond the date the Executive’s employment terminates and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 3.
          g. Remedy for Breach. The Executive agrees that the remedies at law of the Company for any actual or threatened breach by the Executive of the covenants in this Section 3 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 3, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 3, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Executive acknowledges and agrees that the covenants in this Section 3 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and the Executive, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon the Employment Agreement, this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

     4. Consideration.
          a. In consideration of the execution and performance of this Agreement by the Executive, and subject to the remaining provisions of this Section 4, the Executive will receive from the Company the following severance payments and benefits:
          i. The Company shall pay to the Executive the sum of $432,500.00, payable in a lump sum within five days of expiration of the 7-day revocation period referred to in Section 6 hereof.
          ii. From and after the Separation Date, commencing on the date specified in each Additional Services Notice, and prior to the date specified in the related Cessation Notice, the Company shall pay to the Executive the sum of $26,650.00 for each one-month period that Executive is performing consulting services as set forth in Section 2 of this Agreement, prorated for each partial month, payable monthly, in arrears, no later than ten (10) days after the end of each such month or partial month.
          iii. At the discretion of the Chief Executive Officer of the Company, the Executive may be entitled to a bonus of up to $100,000, provided that the Executive is providing Additional Services through December 31, 2008.

          b. All payments under this Section 4 shall be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” shall include, but shall not be limited to, any federal, state, or local taxes determined by the Company to be required to be withheld from amounts paid to the Executive pursuant to this Agreement or otherwise due from the Company, and any other amounts that the Company may be legally required to deduct from his earnings.
          c. Any date specified as a payment date under this Section 4 shall be construed as meaning any date on or about the specified date; provided, however, that the Company shall make payment as soon as practicable after the specified date without, to the extent possible, incurring any tax penalties on either the Executive or the Company.
          d. Except as provided in this Agreement, the Executive agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses), perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company or under the Employment Agreement, other than as described above and other than his regular salary through the Separation Date, as defined in Section 1 of this Agreement. The consideration paid by the Company to the Executive pursuant to this Agreement shall be in compromise, settlement and full satisfaction of any and all Claims, as defined in Section 5 of this Agreement, that the Executive has, or may have, against the Company or other Releasees, as defined in Section 5 of this Agreement, arising out of the Executive’s employment with the Company or its affiliates, the termination of such employment and any and all matters related to the Executive’s employment and termination, or to his Employment Agreement.
     5. Mutual Release.
          a. The Executive, for himself, his heirs, successors and assigns and in consideration of the payments to be made by or on behalf of the Company pursuant to Section 4 of this Agreement, does hereby forever discharge and release the Company, any subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and franchisees, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Executive now has or may in the future have on account of or arising out of any matter or thing which has happened, developed or occurred before the date of this Agreement (collectively “Claims”), including, but not limited to, all Claims arising from the Executive’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees, and the Executive hereby waives any and all such Claims including, all charges or complaints that were or could have been filed with any other court, tribunal or governmental agency, and any and all Claims not previously alleged, including, but not limited to, any Claims under the following: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Age Discrimination in Employment Act

(ADEA), as amended; (c) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (d) the Americans With Disabilities Act (ADA), as amended; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; (f) Section 806 of the Sarbanes-Oxley Act of 2002, as amended; (g) any and all statutes of similar nature or purpose under Delaware or Wisconsin law, or the law of any other state; and (h) any federal, state or local law, rule, regulation, constitution, executive order or guideline of any description, including, but not limited to, those laws described above, or any rule or principle of equity or common law, or any Claim of defamation, conversion, interference with a contract or business relationship, or any other intentional or unintentional tort, or any Claim of loss of consortium, or any Claim of harassment or retaliation, or breach of contract or implied contract, or breach of covenant of good faith and fair dealing, or any whistle-blower Claim. This release, discharge and waiver shall be hereinafter referred to as the “Release.”
          Notwithstanding the foregoing, Executive shall have the right to assert defenses and counterclaims against any individuals referenced in this subparagraph in connection with any claim that might be asserted against Executive by any of them, in which case this Release shall not preclude the assertion of any defenses or counterclaims that are otherwise the subject of this Release.
          b. The Company similarly releases the Executive and his agents, attorneys, heirs and assigns from any and all Claims as defined above, whether known or unknown, which the Company has, had or might have been able to assert or make based on any action, omission or conduct of any kind on the part of the Executive or his agents, attorneys, heirs or assigns from the beginning of time up to the execution of this Agreement.
          c. The Executive agrees that this Release may be enforced in federal, state or local court, and before any federal, state or local administrative agency or body.
          d. This Release does not prohibit the Executive from filing an administrative charge of alleged employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Equal Pay Act of 1963; however, the Executive represents that he has not to date filed or cause to be filed any such administrative charge, and further agrees that he hereby waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any Claim on his behalf and will immediately request in writing that the Claim or matter on his behalf be withdrawn. Thus by signing this Agreement, the Executive waives any right he had to obtain a recovery if an administrative agency pursues a Claim against the Company or any of the other Releasees based on any action taken by the Company or any of the other Releasees up to the date of this Agreement, and that he will have released the Company and the other Releasees of any and all Claims, and the continuing effect of any and all Claims of any nature up to the date of this Agreement.
          e. The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement (including the Employment Agreement) is hereby terminated and is null and void.
     6. Compliance with OWBPA. It is the mutual intent of the parties that this Agreement, as it applies to claims under the ADEA, fully complies with the Older Worker Benefit Protection Act (OWBPA). Accordingly, this Agreement requires, and Executive agrees, as follows:
          a. Executive has read this Agreement, understands its contents and agrees to its terms and conditions of his own free will. He understands this Agreement and its language.
          b. Executive acknowledges that this Agreement provides him with pay and benefits to which he would not otherwise be entitled.
          c. Executive is hereby advised to consult with an attorney prior to signing this Agreement.
          d. Executive has twenty-one (21) days in which to consider whether to sign this Agreement.
          e. After Executive signs this Agreement, he shall have seven (7) days in which to revoke his acceptance of this Agreement by delivering written notice to the Company.
          f. This Agreement is not enforceable and effective until the seven (7) day revocation period has expired without revocation. In computing this seven-day period, the day the Agreement is executed by Executive shall not be included, and the last day of the seven-day period shall be included.
     7. Additional Terms.
          a. Nothing contained in this Agreement prohibits the Executive from seeking a determination by a court of competent jurisdiction that the Release is, in whole or in part, invalid under applicable law. To the extent of such determination, the Executive may assert Claims or other matters included in the Release, subject to final determination on appeal.
          b. The Executive agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company, and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company.
          c. The Executive represents and warrants that the Company has encouraged and advised the Executive in writing, prior to signing this Agreement, to consult with an attorney of the Executive’s choosing concerning all of the terms of this Agreement.

          d. Nothing contained in this Agreement is intended to be an admission of any fault, wrongdoing, or liability on the part of any of the parties hereto, and nothing contained in this Agreement may be deemed, construed, or treated in any respect as such an admission. The Company specifically denies any fault, wrongdoing or liability toward the Executive. This Agreement was reached by the parties as a mutual compromise of their respective positions, in order to avoid the costs and inconvenience of litigation and for other reasons deemed good and sufficient by the respective parties.
          e. The Company will provide the Executive and the Executive’s spouse with the right to participate, at the Executive’s expense, in the Company’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (a/k/a “COBRA”).
          f. The Executive will retain all of his vested rights, if any, as of the Separation Date in the Company’s 401(k) plan and Deferred Compensation plan.
     8. Indemnification. The Executive shall be entitled to be indemnified by the Company to the same extent and subject to the same limitations as the Company provides indemnification generally to its officers and directors for acts occurring on or prior to the Separation Date. The Company agrees to maintain in force a policy of directors and officers liability coverage in such amounts as the Company’s Board of Directors deems reasonable and to cover the Executive under such policy, for acts occurring on or prior to the Separation Date, subject to any such insurance being available on commercially reasonable terms.
     9. Non-Disparagement. The Executive shall not disparage the Company or other Releasees, or its officers, directors or employees in any way orally or in writing. The Company shall, and the Company shall take reasonable measures to cause its directors and officers to refrain from disparaging the Executive in any way, orally or in writing.
     10. Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Executive was employed by the Company, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as an officer of the Company on or about the Separation Date. The Company will provide employment references upon Executive’s request on the condition that Executive sign a notice and release provided by the Company.
     11. Breach of Agreement. The Executive agrees that if he violates any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contained in this Agreement.
     12. Company Property, Records, Files and Equipment. The Executive will return all Company property, records, files, or any other Company owned equipment in his possession within three (3) days after the Separation Date.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts executed in and to be performed in that state without regard to its conflicts of laws provisions. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Wisconsin located in the County of Dane, Wisconsin, and of the United States for the Western District of Wisconsin for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereby irrevocably and unconditionally acknowledges that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth herein shall be effective service of process for any litigation brought against a party in any such court. Any legal action relating to this Agreement shall be brought in the courts of the State of Wisconsin located in the County of Dane, Wisconsin, and of the United States for the Western District of Wisconsin and the parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.
     14. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.
     15. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations hereunder. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation shall be void and of no force and effect.
     16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     17. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of the Executive, to his principal residence address, and in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the Chief Executive Officer of the Company.
     18. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of the Company and the other Releasees under any previous agreements or arrangements (including the Employment Agreement), except as otherwise provided in this Agreement. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when one or more counterparts have been signed by and delivered to each party.
     19. Headings. The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.
     THE EXECUTIVE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.
     THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.
     THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

     IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

THE EXECUTIVE:

Name: Hernan Martinez

GREAT WOLF RESORTS, INC.

Name:

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